As filed with the Securities and Exchange Commission on May 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Occidental Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 110

Houston, Texas 77046

(Address of principal executive offices, including zip code)

Occidental Petroleum Corporation

2015 Long-Term Incentive Plan

(Full title of the plan)

Marcia E. Backus

Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 215-7000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.20 par value per share	45,000,000	$76.53	$3,443,850,000	$428,759.33

(1)	This Registration Statement (as defined below) registers 45,000,000 shares of common stock, $0.20 par value per share (the “Common Stock”), of Occidental Petroleum Corporation (“Occidental”) that may be delivered with respect to awards under the Occidental Petroleum Corporation 2015 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of 45,000,000 shares of Common Stock reserved and available for delivery with respect to awards under the Plan pursuant to the Second Amendment to the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on May 1, 2018.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

Occidental is filing this Form S-8 registration statement (the “Registration Statement”) pursuant to General Instruction E of Form S-8 to register an additional 45,000,000 shares of Common Stock that may or will be delivered under the Plan. Such shares consist of shares of Common Stock that became available for delivery under the Plan pursuant to the Second Amendment to the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. The Second Amendment was approved by Occidental’s stockholders at Occidental’s Annual Meeting of Stockholders on May 4, 2018.

As permitted by General Instruction E of Form S-8, the contents of Occidental’s Form S-8 registration statement (File No. 333-203801), filed on May 1, 2015, relating to the Plan is hereby incorporated by reference into this Registration Statement except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014 (filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental dated May 1, 2015, File No. 333-203801).

4.2	Bylaws of Occidental, as amended through October 8, 2015 (filed as Exhibit 3.(ii) to the Current Report on Form 8-K of Occidental dated October 8, 2015, File No. 1-9210).

4.3	Indenture, dated as of August 18, 2011, between Occidental and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated August 15, 2011 (date of earliest event reported), File No. 1-9210).

4.4	Indenture (Senior Debt Securities), dated as of April 1, 1998, between Occidental and The Bank of New York, as Trustee (filed as Exhibit 4 to the Registration Statement on Form S-3 of Occidental, File No. 333-52053).

4.5*	Second Amendment to the Occidental Petroleum Corporation 2015 Long-Term Incentive Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Occidental certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on May 4, 2018.

Occidental Petroleum Corporation

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Vicki Hollub, Marcia E. Backus and Cedric Burgher, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated, on May 4, 2018.

Signature	Title

/s/ Vicki Hollub	President, Chief Executive Officer and Director (Principal Executive Officer)
Vicki Hollub

/s/ Cedric W. Burgher	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Cedric W. Burgher

/s/ Jennifer M. Kirk	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)
Jennifer M. Kirk

/s/ Spencer Abraham	Director
Spencer Abraham

/s/ Howard I. Atkins	Director
Howard I. Atkins

/s/ Eugene L. Batchelder	Chairman of the Board of Directors
Eugene L. Batchelder

/s/ John E. Feick	Director
John E. Feick

/s/ Margaret M. Foran	Director
Margaret M. Foran

/s/ Carlos M. Gutierrez	Director
Carlos M. Gutierrez

/s/ William R. Klesse	Director
William R. Klesse

/s/ Jack B. Moore	Director
Jack B. Moore

/s/ Avedick B. Poladian	Director
Avedick B. Poladian

/s/ Elisse B. Walter	Director
Elisse B. Walter